Exhibit 99.1

Stanley Black & Decker Reports 1Q 2013 Results

New Britain, Connecticut, April 25th, 2013 … Stanley Black & Decker (NYSE: SWK) today announced first quarter 2013 financial results.

•	1Q'13 Revenues Increased 3% To $2.5 Billion

•	1Q'13 Diluted GAAP EPS, Including Charges, Was $0.52

•	Excluding Charges, 1Q'13 Diluted EPS Was $1.03

•	Niscayah 2013 Cost Synergy Estimate Upgraded By $15 Million To Offset Weakness In Europe; Evaluating Integration For Potential Further Upside In 2014

•	2013 FY Guidance Reiterated:, EPS Excluding Charges Of $5.40 - $5.65 And Free Cash Flow of $1 Billion

•	2013 FY GAAP EPS Of $4.46 - $4.71

1Q'13 Key Points:

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Net sales for the period were $2.5 billion, up 3% versus prior year. Volume and currency each declined approximately 1% while acquisitions added 4%. Price was flat. The organic initiatives have started to gain traction and contributed modestly to 1Q revenue.

•	Diluted GAAP EPS, including charges, was $0.52. Excluding charges, 1Q'13 diluted EPS was $1.03.

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The gross margin rate for the quarter was 36.6%. Excluding charges, the gross margin rate was 37.2%, down 50 basis points versus prior year, as cost synergies were more than offset by lower volumes and CSS margin contraction.

•	SG&A expenses were 26.9% of sales. Excluding charges, SG&A expenses were 25.6% of sales, compared to a 1Q'12 level of 25.1%, primarily due to the investments in the organic growth initiatives.

•	Operating margin was 9.7% of sales. Excluding charges, operating margin was 11.6% of sales, down 90 basis points from the 1Q'12 operating margin of 12.5%.

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The tax rate was 9.7%. Excluding charges, the tax rate was 17.2%, lower than anticipated due to the acceleration of certain tax credits and the favorable impact of the enactment of U.S. tax legislation in January which had retroactive effect on the tax rate. The full year tax rate is now forecasted to be at the low end of the previous range of 23-24%.

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Working capital turns for the quarter were 6.0, essentially flat to 1Q'12. For the quarter, free cash flow was an outflow of $227 million. Excluding charges and payments, it was an outflow of $132 million. While outflows historically occur during the first quarter, the timing of revenue within the first quarter of 2013 resulted in temporary additional working capital pressures.

Stanley Black & Decker's Chairman and CEO, John F. Lundgren, commented,
“Despite a far from robust external environment, we remain confident in our ability to achieve our full year 2013 EPS, sales and free cash flow targets while continuing to invest in organic revenue growth. Profitability in our CDIY business continues to improve, and we expect to realize increased sales in this segment going forward as a result of new product introductions and customer listings as well as our increasing presence in emerging markets.

“As previously announced, the Infastech acquisition closed during the first quarter and the integration is progressing smoothly. This high-growth business with strong margins and a compelling presence in the emerging markets is an excellent fit for our engineered fastening business and an important addition to our Industrial segment.

“We are pleased that the new organic revenue growth initiatives we announced last year illustrated promising early signs that our efforts are gaining traction. These initiatives, occurring across all of our business lines and geographies, are important components of our mid-decade goals, and we remain focused on capitalizing on our excellent market position to increase shareholder value.”

Stanley Black & Decker's mid-decade goals include: $15 billion in sales; operating margin greater than 15%; greater than 20% of revenues in emerging markets; 15% return on capital/investment, and 10 working capital turns.

1Q'13 Segment Results

($ in M)	1Q' 13 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]

CDIY	$1,192	$169.2	$3.3	$172.5	14.2%	14.5%

Security	$599	$55.3	$6.4	$61.7	9.2%	10.3%

Industrial	$695	$85.5	$12.4	$97.9	12.3%	14.1%
1 M&A charges primarily pertaining to synergy attainment & facility closures

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In the CDIY segment, net sales increased 2% versus 1Q'12 due to a 3% increase from acquisitions and a 1% decline from currency. Both volume and price were relatively flat. The flat organic growth can be attributed to a later start to the North America outdoor season due to a much colder than average March in many parts of the region as well as softer markets in Latin America, which offset growth in many of the other emerging markets such as China, Southeast Asia, Russia & Turkey. Management believes that the headwinds encountered in 1Q will lessen in 2Q and that the segment remains solidly on track for mid-single digit organic growth for the full year. Excluding charges, overall segment profit was 14.5%, up 160 basis points versus prior year due to cost synergies, product mix and the timing of certain promotions.

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Net sales in Security increased 1% versus 1Q'12 due to 1% from acquisitions, 1% from currency and 1% from price, which were partially offset by a 2% decline in volume. The CSS North America business grew modestly on an organic basis due to continued steady backlog conversion. CSS Europe declined 5% organically primarily due to pressure within the Nordic region.

Mechanical Access organic sales were up 5% with solid growth in both the commercial mechanical lock business and the automatic door business, which is reflective of improving market conditions, initial success with the distributor business model shift and increased remodeling in the retail channel, respectively.

The segment profit rate, excluding charges, was 10.3%, 270 basis points lower than the 1Q'12 rate. The year over year decline can be attributed to larger but less profitable installations in CSS North America, pressure from volume headwinds in Europe and temporary negative rate pressure in the commercial lock business due to the business model shift.

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Net sales in the Industrial segment rose 5%. Unit volumes fell approximately 1%, currency was down 1% and acquisitions added 7%. Organic sales for the Industrial and Automotive Repair (IAR) platform fell 4% as volume declines in Europe driven by industrial customer destocking more than offset strong MAC Tool performance and successes with the CribMaster smart storage products. Engineered Fastening was relatively flat on an organic basis, outpacing global light vehicle production, which retracted 4%. Fastening organic revenues in Europe rose 2% as continued growth in automotive due to increased platform penetration more than offset weakness in automotive production rates as well as industrial fasteners. The integration of Infastech, which closed in late February, is progressing well and is still expected to yield $0.20 of accretion on a full year basis.

Overall Industrial segment profit excluding charges fell versus the record 1Q'12 rate of 18.9% to 14.1% due to investments in the organic growth initiatives and lower volumes in IAR Europe.

President and Chief Operating Officer, James M. Loree, commented, “Even with a colder than normal March in many parts of North America and softer markets in parts of Latin America impacting CDIY in the first quarter, we remain confident in our ability to grow our CDIY business organically in a mid-single digit range for the remainder of the year. In Security, we are pleased to announce that the cost synergies related to the Niscayah acquisition will exceed their original 2013 target of $35 million by $15 million, bringing the total for this year to $50 million. This incremental $15 million will neutralize the impact of the volume and rate pressures we are encountering within Security Europe. We are currently evaluating the potential for further upside to the total cost synergy program estimate in 2014.

“During the quarter, we saw compelling signs of early progress with our organic growth initiatives. These initiatives are largely driven by the acquisitions that we have made in the past 2-3 years as we continue to expand upon one of our core competencies of building world-class businesses that will yield the higher growth and higher profitability targets inherent in our mid-decade vision and key to our mission of maximizing shareholder value. Some examples of early wins are the expansion of our hand and power tool distributor network in China which helped drive 13% organic growth within our tool business in the country as well as some key vending contracts for our CribMaster product, which resulted in 5% growth for our advanced industrial storage solutions initiative in North America.”

Reiteration Of 2013 Outlook

Donald Allan Jr., Senior Vice President and CFO commented, “We are committed to restoring the profitability of our security business to and beyond historical levels and our ability to realize more cost synergies within the Niscayah business in Europe is an important step in doing so. We remain focused on driving organic growth and efficiencies across the entire company, maximizing synergies across our lines of business, and allocating capital in ways that provide excellent returns for our shareholders, including the significant share repurchases completed with the majority of the proceeds from the HHI divestiture. Executing upon these items and achieving our 2013 guidance are important steps in forging a clear path to our long-term financial goals and mid-decade vision.”

The Company continues to expect full year 2013 EPS to be in the range of $5.40 - $5.65 and free cash flow of $1 billion, excluding charges.

The following assumptions remain unchanged from the guidance provided in January:

•	Organic net sales to increase 2-3% from 2012 driving $0.00 - $0.15 of EPS accretion

•	The core business is expected to grow 1-2% ($0.15 - $0.30)

•	The organic growth initiatives are expected to yield 1 point of revenue growth but will be approximately $0.15 dilutive to EPS

•	The Company expects to realize the final $50 million in cost synergies related to the Black & Decker merger, which should drive ~$0.23 of EPS.

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The Niscayah cost synergies will approximate $50 million for 2013, up $15 million from the original $35 million estimate for this year. However, the incremental $15 million will be offsetting rate pressure within the CSS Europe business and hence not additional to the previously communicated $0.17 of accretion for 2013.

•	The Infastech acquisition is expected to add $0.20 of EPS accretion.

•	Cost containment actions taken in 2012 will have a positive carryover impact of $30 million, or ~$0.15 of EPS.

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The share repurchases enacted with $850 million of the HHI proceeds should yield an incremental $0.37 of EPS. An accelerated share repurchase (ASR) was executed in December 2012 which resulted in the retirement of 9.3 million shares representing 80% notional value equivalent in shares. The final delivery of shares related to the ASR is expected to be completed in 2Q'13.

•	The combination of any currency impact (at current rates), price/inflation, the negative carryover business mix impact and the small acquisitions completed in 2012 will have a neutral impact.

Free cash flow, excluding one-time charges and payments, is expected to be approximately $1.0 billion.

The following changes to the original guidance net to a neutral impact:

•
The year-over-year changes in interest/other-net will approximate a $0.05 headwind, down from $0.10. Interest expense is still expected to be $145 million, $10 million higher than 2012, however, other-net will be flat to 2012 ($~250 million), due to less amortization from Infastech as a result of the late February close.

•
The tax rate will be at the low end of the previously anticipated range of 23-24%, creating a $0.20 - $0.25 headwind when compared to the 2012 rate of 19.8%. (Versus an original VPY headwind range of $0.20 - $0.30)

•	The average share count for 2013 will be 158.5 million shares, up from the original estimate of 155.9 million shares.

Due to the timing of investments in the organic growth initiatives and management's belief that volume growth will improve across all of the businesses as the year progresses, 1H'13 EPS will approximate 40% of FY EPS, while 2H'12 will approximate 60% of FY EPS, slightly different from historic trends where the second half approximates 56 - 58% of FY EPS. Note: The majority of the annual $0.15 EPS dilution from the organic growth initiatives occurs in 1H'13 vs. the neutral impact in 2H'13.

Including all charges, the Company expects GAAP EPS to approximate $4.46 to $4.71 in 2013. For the full year of 2013 the Company estimates the one-time pre-tax charges to be approximately $200 million.

Merger And Acquisition (M&A) One-Time Charges and Credits

Total one-time charges in 1Q'13 related to M&A were $106.1 million. Gross margin includes $13.3 million of these one-time charges, primarily related to amortization of inventory step-up adjustments for the Infastech acquisition, and SG&A includes $34.3 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee-related matters. $22.1 million of these costs that impact the Company's operating margin are included in segment results, with the remainder in corporate overhead. Lastly, one-time charges of $15.6 million are included in Other, net and $42.9 million are included in restructuring charges, the majority of which represent Niscayah-related restructuring charges and cost containment actions associated with the severance of employees.

The company will host a conference call with investors today, Thursday, April 25th, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (877) 261-8990, from outside the U.S. at +1 (847) 619-6441, and via the Internet at www.stanleyblackanddecker.com. To listen, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 3460-8030. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or +1 (630) 652-3042 using the passcode 3460-8030#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Kate White Vanek
Vice President, Investor & Government Relations
kate.vanek@sbdinc.com
(860) 827-3833

These results reflect the Company's continuing operations.  The Company sold its Hardware & Home Improvement business (HHI), including the residential portion of Tong Lung in December of 2012. The sale of this business occurred in a First and Second Closing. The First closing, which excluded the residential portion of Tong Lung, occurred on December 17, 2012. The Second closing in which the residential portion of Tong Lung was sold occurred on April 8, 2013. The operating results of the residential portion of Tong Lung have been reported as discontinued operations for Q1 2013 while the operating results of HHI have been reported as discontinued operations for Q1 2012. Total sales reported as discontinued operations relating to these businesses were $22.3 million and $226.8 million for Q1 2013 and Q1 2012, respectively.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company's common stock and business acquisitions, among other items. The normalized statement of operations, cash flows and business segment information, as reconciled to GAAP on pages 14-16 for 2013 and 2012, is considered relevant to aid analysis of the Company's operating performance, earnings results and cash flows aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, the Niscayah and Infastech acquisitions and other smaller acquisitions of the Company. Normalized cash flow and free cash flow, as reconciled from the associated GAAP measures on page 15 for 2013 and 2012 are considered meaningful pro forma metrics to aid the understanding of the company's cash flow performance aside from the material impact of the M&A-related payments and charges.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995
Statements in this press release that are not historical, including but not limited to those regarding the Company's ability to: (i) achieve full year 2013 diluted EPS of $5.40-5.65, excluding M&A charges and GAAP EPS of $4.46 - $4.71; (ii) generate approximately $1.0 billion in free cash flow for 2013, excluding charges and payments; and (iii) achieve its mid-decade goals of $15 billion in sales, operating margins greater than 15%, greater than 20% of revenues generated from emerging markets, return on capital/return on investment of 15%, and 10 working capital turns (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.
The Company's ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company's Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company's other filings with the Securities and Exchange Commission, and those set forth below.
The Company's ability to deliver the Results is dependent, or based, upon: (i) the Company's ability to achieve $50 million of synergies in 2013 from Black & Decker merger and another $50 million from the acquisition of Niscayah; (ii) the Company's ability to execute its integration plans and achieve synergies from the Infastech acquisition sufficient to generate $.20 of EPS accretion in 2013; (iii) the Company's ability to generate organic net sales increases of 2-3% in 2013 and 4-6% by 2015; (iv) the Company's ability to identify and execute upon acquisitions and sales opportunities to double its CDIY, IAR and Security businesses in the emerging markets by 2015 while minimizing associated costs; (v) the Company's ability to complete the share repurchases scheduled for execution by the end of the second quarter and achieve an average share count for the year of 158.5 million shares; (vi) the Company's ability to achieve a tax rate at the lower end of 23-24% in 2013; (vii) the Company's ability to limit interest expense to approximate $145 million and other-net to approximate $250 million in 2013; (viii) the Company's ability to minimize tax liabilities associated with the HHI divestiture; (ix) successful integration of acquisitions completed in 2012 and any acquisitions completed in 2013, as well as integration of existing businesses; (x)

the continued acceptance of technologies used in the Company's products and services; (xi) the Company's ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xii) the Company's ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiii) the proceeds realized with respect to any business or product line disposals; (xiv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xv) the success of the Company's efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvi) the Company's ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xvii) the Company's ability to generate free cash flow and maintain a strong debt to capital ratio; (xviii) the Company's ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xix) the Company's ability to obtain favorable settlement of routine tax audits; (xx) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxi) the continued ability of the Company to access credit markets under satisfactory terms; (xxii) the Company's ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xxiii) the Company's ability to successfully develop, market and achieve sales from new products and services.
The Company's ability to deliver the Results is also dependent upon: (i) the success of the Company's marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company's manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company's ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company's efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company's earnings; (vii) the commitment to and success of the Stanley Fulfillment System; (viii) successful implementation with expected results of cost reduction programs; (ix) successful completion of share repurchases at anticipated costs and (x) the Company's ability to mitigate any disruptions in its supply chain that may occur in the event the situation in North Korea affects shipping or other activities in the region.
The Company's ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company's customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company's debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company's manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.